Exhibit 99.2

DIVIO, INC.
INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Divio, Inc.
Unaudited Condensed Consolidated Balance Sheets

June 30,
2003

Assets
Current assets:
Cash and cash equivalents	$1,813,000
Accounts receivable, net	199,000
Inventory	1,137,000
Prepaid and other current assets	294,000

Total current assets	3,443,000
Property and equipment, net	626,000
Other assets	348,000

Total assets	$4,417,000

Liabilities, Convertible Preferred Stock and Shareholders’ Deficit
Current liabilities:
Accounts payable	$1,288,000
Accrued expenses and other liabilities	703,000

Total current liabilities	1,991,000

Commitments (Note 3)
Convertible preferred stock	31,278,000

Shareholders’ deficit:
Common stock, no par value	9,942,000
Deferred stock-based compensation	(523,000)
Accumulated deficit	(38,271,000)

Total shareholders’ deficit	(28,852,000)

Total liabilities, convertible preferred stock and shareholders’ deficit	$4,417,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Divio, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Nine Months Ended June 30,

	2002	2003

Revenue	$3,935,000	$2,679,000
Cost of revenue	1,721,000	1,486,000

Gross profit	2,214,000	1,193,000

Operating expenses:
Research and development (including $565,000 and $331,000 of stock-based compensation)	6,172,000	4,461,000
Selling, general and administrative (including $163,000 and $104,000 of stock-based compensation)	1,932,000	1,853,000

	8,104,000	6,314,000

Loss from operations	(5,890,000)	(5,121,000)
Interest and other income (expense), net	57,000	(32,000)

Net loss	$(5,833,000)	$(5,153,000)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Divio, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended June 30,

	2002	2003

Cash flows from operating activities:
Net loss	$(5,833,000)	$(5,153,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	363,000	411,000
Loss on disposal of property and equipment	—	25,000
Amortization of deferred stock- based compensation	728,000	435,000
Changes in assets and liabilities:
Accounts receivable	139,000	318,000
Inventory	64,000	(150,000)
Prepaid and other current assets	(93,000)	93,000
Other assets	(70,000)	(254,000)
Accounts payable	496,000	540,000
Accrued expenses and other liabilities	656,000	(62,000)

Net cash used in operating activities	(3,550,000)	(3,797,000)

Cash flows from investing activities:
Acquisition of property and equipment	(659,000)	(25,000)

Net cash used in investing activities	(659,000)	(25,000)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock, net of issuance costs	—	2,546,000
Proceeds from issuance of convertible promissory notes	—	1,060,000
Proceeds from line of credit	800,000	—
Proceeds from issuance of common stock	28,000	1,000

Net cash provided by financing activities	828,000	3,607,000

Net decrease in cash and cash equivalents	(3,381,000)	(215,000)
Cash and cash equivalents at beginning of period	5,641,000	2,028,000

Cash and cash equivalents at end of period	$2,260,000	$1,813,000

Supplemental cash flow disclosures:
Interest paid	$—	$1,000
Taxes paid	$14,000	$21,000
Conversion of convertible promissory notes into Series G convertible preferred stock	$—	$1,060,000
Beneficial conversion feature on convertible preferred stock	$—	$5,665,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Divio, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

1.	Basis of Presentation

Our interim financial statements included herein have been prepared by us without an audit. Certain information and footnotes included in the annual financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) have been condensed or omitted pursuant such rules and regulations. In the opinion of management, the interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods presented. These interim financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended September 30, 2002. Interim financial statements are not necessarily indicative of the results that may be expected for a full year.

Stock-based compensation

The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees.” Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company’s stock at the date of grant over the stock option exercise price. The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.” Expense, if any, associated with stock-based awards is amortized on a straight-line basis over the vesting period of the individual award.

All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS 123 and Emerging Issues Task Force Issue (“EITF”) No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”

Under SFAS 123 and EITF 96-18, stock option awards issued to non-employees are accounted for at fair value using the Black-Scholes option pricing model. The Company believes that the fair value of the stock options are more reliably measured than the fair value of the services received.

Had compensation cost for the Company’s stock-based compensation plan been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS 123, the Company’s net loss would have been increased to the pro forma amounts indicated below:

	Nine Months Ended June 30,

	2002	2003

Net loss, as reported	$(5,833,000)	$(5,153,000)
Add: Stock based compensation included in reported net loss	728,000	435,000
Deduct: Total stock-based compensation expense determined under fair value method for all awards granted	(866,000)	(639,000)

Pro forma net loss	$(5,971,000)	$(5,357,000)

Divio, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(Continued)

The fair value of each option granted under our stock option plans is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Employee Stock Option Plans
	Nine Months Ended June 30,

	2002	2003

Expected dividend yield	0.0%	0.0%
Weighted average risk-free rate	4.3%	2.8%
Expected volatility	0.0%	0.0%
Weighted average expected life (in years)	4	4

Comprehensive loss

For the nine months ended June 30, 2002 and 2003, there were no elements of comprehensive loss except for the net loss.

2.	Balance Sheet Components

June 30,
2003

Inventory:
Work in process	$1,137,000

3.	Commitments

The Company leases its facility under a noncancelable operating lease agreement which expires in December 2003. Additionally, the Company leases equipment under a noncancelable operating lease which expires in 2005. Future minimum lease payments as of June 30, 2003 are as follows:

Years Ending
September 30,
2003	$36,000
2004	39,000
2005	2,000

$77,000

Rent expense for the nine months ended June 30, 2002 and 2003 was $463,000 and $270,000, respectively.

Divio, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(Continued)

4.	Significant Customers

In the nine months ended June 30, 2002, two customers accounted for 10% and 33% of the Company’s revenues, respectively. In the nine months ended June 30, 2003, two customers accounted for 25% and 25% of the Company’s revenues, respectively.

At June 30, 2003, two customers accounted for 57% and 11% of accounts receivable, respectively.

5.	Line of Credit

In November 2001, the Company entered into an agreement for a revolving line of credit with a bank, which provides for borrowing in aggregate up to $2,500,000. The line expired on March 31, 2003.

6.	Convertible Promissory Notes

In March 2003, the Company issued convertible promissory notes for $1.1 million in cash. The notes bear interest at an annual rate of 10%. Upon the issuance of Series G convertible preferred stock on June 16, 2003, the notes and accrued interest were converted into shares of Series G preferred stock (see Note 7).

In connection with the issuance of convertible promissory notes, the Company issued warrants to purchase 353,333 shares of Series G convertible preferred stock at $0.75 per share. Such warrants are outstanding at June 30, 2003 and expire in May 2006. Using the Black-Scholes option pricing model, the Company determined that the fair value of the warrants was $21,000. The amount was charged to interest expense during the nine months ended June 30, 2003.

7.	Series G Convertible Preferred Stock

On June 3, 2003, the Company’s articles of incorporation were amended to authorize and issue 25,067,984 shares of preferred stock in aggregate, of which 10,666,667 shares were designated as Series G convertible preferred stock. On June 16, 2003, the Company completed an additional financing of $3,609,000 by issuing 4,811,586 shares of Series G convertible preferred stock at a price of $0.75 per share. The aggregate proceeds included conversion of $1.1 million in convertible debt raised in March 2003. The rights, preferences and privileges of the holders of Series G convertible preferred stock are similar to those of the holders of preferred stock outstanding prior to Series G.

As a result of the issuance of Series G convertible preferred stock, the Company recorded a contingent beneficial conversion feature of $5.7 million, representing the intrinsic value of the conversion option relating to Series C, D, E and F convertible preferred stock. Such beneficial conversion feature was recorded as a discount to convertible preferred stock with a corresponding entry to common stock.

Divio, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(Continued)

8.	Subsequent Event

On August 15, 2003, ESS Technology, Inc. (“ESS”), a publicly listed company, purchased all the outstanding shares of the Company for $27.1 million in cash, of which 10% is held in escrow to compensate ESS for certain indemnifications made by the Company. The escrow period is expected to last approximately 12 months.